(m)(3)

                 AMENDMENT NO. 2 TO THE DISTRIBUTION AGREEMENT


     AGREEMENT made by and between Sanford C. Bernstein & Co., LLC (the "Distributor") and Sanford C. Bernstein Fund, Inc. (the "Fund").

     WHEREAS, the Distributor and the Fund are parties to a Distribution Agreement dated October 2, 2000, as amended to date (the "Distribution Agreement");

     WHEREAS, effective on or about February 26, 2003, the current shares of the Short Duration Plus Portfolio (the "Portfolio") will be redesignated as the Short Duration Plus Class; and

     WHEREAS, the Distributor and the Fund desire to amend the Distribution Agreement to clarify that, with respect to the Portfolio, the Distribution Agreement applies only to the Short Duration Plus Class of the Portfolio;

     NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Distributor and the Fund hereby agree as follows:

     In accordance with Paragraph 11 of the Distribution Agreement, with respect to the Portfolio, the Distribution Agreement applies only to the Short Duration Plus Class of the Portfolio.

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the 26th day of February, 2003.

                             SANFORD C. BERNSTEIN FUND, INC.

                             By: /s/ Edmund P. Bergan, Jr.
                                     Edmund P. Bergan, Jr.
                                     Secretary


                             SANFORD C. BERNSTEIN & CO., LLC

                             By: /s/ Gerard H. Lieberman
                                     Gerald H. Lieberman
                                     Chief Financial Officer